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       NEWS RELEASE


       IMMEDIATE                                        [CIGNA LOGO]


       CIGNA:  MICHAEL J. MONROE, MEDIA RELATIONS  - 215.761.6133
               ROBERT W. SULLIVAN, FINANCIAL RELATIONS - 215.761.6130

       HEALTHSOURCE:  TRACEY TURNER, CORPORATE COMMUNICATIONS -
                      603.268.7516


                      CIGNA CORPORATION AGREES TO PURCHASE
                       HEALTHSOURCE FOR $21.75 PER SHARE
                                   ----------
         Purchase Offers Significant Strategic and Operational Benefits


PHILADELPHIA, PA, February 28, 1997 -- CIGNA Corporation (NYSE: CI) and Healthsource Inc. (NYSE: HS), an HMO company based in New Hampshire, announced today that they have signed a definitive agreement under which CIGNA has agreed to tender $21.75 per share in cash for all outstanding shares of Healthsource. It is expected that the purchase price of this acquisition will be approximately $1.7 billion, including the payment of approximately $250 million of outstanding Healthsource long-term debt. CIGNA expects to commence a tender offer for all outstanding Healthsource shares within five business days.

"Health care is our largest and most profitable business, and this transaction will further strengthen our operation to the benefit of our shareholders," said Wilson H. Taylor, CEO of CIGNA. "Healthsource provides us with access to new markets, enhances our competitive position in others and fits well with our managed care and indemnity businesses.

"We expect this acquisition to contribute to increased earnings upon full integration, which is


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targeted for 1998. We believe there are potential pre-tax cost savings of more than $75 million associated with the integration. We also expect revenue and earnings growth through efficiencies generated by combining operations and by taking advantage of the core competencies of both businesses."

CIGNA is one of the country's leading health care companies, offering a complete range of group medical, dental, disability and life insurance products. It markets them in all 50 states and operates managed care networks in 43 states, the District of Columbia and Puerto Rico.

Healthsource has approximately 1.1 million members in HMOs operating in 15 states. In addition, it maintains national medical and dental indemnity books of business; medical covers approximately 2 million people and dental approximately 2.5 million people. The indemnity business primarily provides self-insured products to customers in the middle and large segments of the market.

According to Norman C. Payson, M.D., President and CEO of Healthsource, "We hold CIGNA Corporation in the highest regard, and believe it will be able to utilize the culture and resources of Healthsource to further its national leadership position in health care."

Once the acquisition is completed, CIGNA HealthCare would operate medical HMOs with total membership of 5.3 million members. CIGNA's medical indemnity business would cover 7 million lives.

The completion of the transaction is subject to regulatory approvals.

In 1996, CIGNA's Employee Life and Health Benefits segment, of which CIGNA HealthCare is a


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part, had premium and premium equivalents of approximately $18 billion and operating income of $500 million. Healthsource's 1996 net loss was $5 million, including after-tax special charges of $35 million. It had premium and premium equivalents of approximately $3.8 billion.

CIGNA Corporation, with 1996 assets of $99 billion and revenues of $19 billion, is a leading provider of health care, insurance and related financial services throughout the United States and internationally. CIGNA ranks among the largest investor-owned insurance organizations in the U.S., with shareholders' equity of $7.2 billion.




Statements not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. CIGNA cautions the reader that actual results could differ materially from those expected by CIGNA depending on the outcome of certain factors including: (i) successful offering of CIGNA managed care products to existing Healthsource corporate customers and cross-selling of CIGNA's ancillary coverages (such as mental health and pharmacy coverages); (ii) timely elimination of redundant expenses and timely integration of management and information systems; (iii) achievement of medical cost reductions through effective medical cost management; (iv) renegotiation of provider contracts at less cost-effective rates or terms of payment; and (v) in order to secure the requisite antitrust and other approvals for the merger, CIGNA may be required to divest or hold separate certain assets which would render the merger less beneficial than expected. Finally, CIGNA and Healthsource face intense competition in their markets and there is, accordingly, no guarantee that after consummation of the merger CIGNA will achieve the expected financial and operating results and synergies. The reader is also directed to other important factors that are noted in CIGNA's annual, quarterly and current reports filed with the Securities and Exchange Commission.



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                   CIGNA AND HEALTHSOURCE HMO STATE PRESENCE

   Image of a map of the United States of America coded to show the presence in each state of CIGNA and Healthsource, and both CIGNA and Healthsource HMOs.